Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3, File Nos. 333-33980, 333-73397, 333-69969, 333-02507, 333-29829, 333-35897, 333-110335, 333-122880, 333-124429, 333-132199, 333-135040, 333-138936, and 333-144260 and Form S-8, File Nos. 33-73332, 333-09801, 333-56966, 333-122878, and 333-132408), of Nutrition 21, Inc. of our report dated October 13, 2011 that includes an explanatory paragraph regarding the ability of Nutrition 21, Inc. to continue as a going concern, with respect to the consolidated financial statements of Nutrition 21, Inc. as of June 30, 2011 and 2010 and for each of the three years in the period ended June 30, 2011 included in this Annual Report on Form 10-K for the year ended June 30, 2011.

/s/ J.H. Cohn LLP

Roseland, New Jersey
October 13, 2011